Exhibit 99.1

FOR IMMEDIATE RELEASE

COMMUNICATIONS SYSTEMS, INC. APPOINTS MARK FANDRICH AS CHIEF FINANCIAL OFFICER

Minnetonka, MN – August 29, 2016 – Communications Systems, Inc. (NASDAQ: JCS) (“CSI” or the “Company”), a global provider of physical connectivity infrastructure and services for deployments of broadband networks, today announced the appointment of Mark Fandrich as the Company’s Chief Financial Officer, effective August 29, 2016. Mr. Fandrich succeeds Edwin C. Freeman, who will assist during the leadership transition and has assumed the position of Treasurer and Vice President of Corporate Development. Mr. Fandrich has more than 30 years of financial management and accounting experience primarily in the technology and manufacturing sectors, and most recently served as Vice President of Finance for the Company’s Suttle business.

“Mark brings a track record of success and relevant skills and experience to his new role as the Company’s CFO,” said CSI’s CEO Roger H.D. Lacey. “We believe Mark is highly qualified to drive the productivity of our finance team and maximize the use of data from our IFS enterprise management system as we continue to execute our strategic plan to revitalize CSI’s growth and return to profitability. We also expect to benefit from his expertise in process improvement, modeling and forecasting, strategic planning, financial reporting, system integration and internal controls.”

Mr. Fandrich said, “During the past year at Suttle I have gained an appreciation for the significant potential of CSI’s businesses. I am thrilled to assume the CFO position at this critical point in CSI’s history and look forward to working closely with management to advance the Company’s continued transformational progress for operational excellence.”

Mr. Lacey concluded, “On behalf of everyone at CSI, I want to thank Ed Freeman for his dedication and contribution to our finance function during the past few years. We are fortunate that Ed will remain a key part of our team in his new role as Treasurer and VP of Corporate Development.”

About Mark Fandrich

Mr. Fandrich served as Vice President of Finance for the Company’s Suttle business unit since July 2015. From 2005 to 2015, he was Corporate Controller of The Bergquist Company, where he was responsible for consolidated financial reporting, forecasting, general accounting, cost accounting, credit management, tax accounting, internal controls, risk management, and treasury management. From 2000 to 2005, Mr. Fandrich served as Director of Finance of Larex Inc., where he was responsible for forecasting, financial modeling, reporting, product cost development, budgeting, audits, shareholder relations, treasury, risk management, debt financing, IT, and facilities management. From 1984 to 2000, Mr. Fandrich served in finance and accounting roles at several private and public companies and as a tax accountant for Arthur Andersen & Co. He received a BA in Accounting and Business/Management from Concordia College, Moorhead, MN and an MBA in Finance from Metropolitan State University. He is a licensed Certified Public Accountant (“CPA”) in the state of Minnesota.

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for global deployments of broadband networks. Focusing on innovative, cost-effective solutions, CSI provides customers the ability to deliver, manage, and optimize their broadband network services and architecture. From the integration of fiber optics in any application and environment to efficient home voice and data deployments to optimization of data and application access, CSI provides tools for maximum utilization of the network from the edge to the user. With partners and customers in over 50 countries, CSI has built a reputation as a reliable global innovator focusing on quality and customer service.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Communications Systems’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results or events may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties affecting the operation of Communications Systems’ business. These risks, uncertainties and contingencies are presented in the Company’s Annual Report on Form 10-K and, from time to time, in the Company’s other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Communications Systems is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts:
Communications Systems, Inc.	The Equity Group Inc.
Edwin C. Freeman	Devin Sullivan
Treasurer, VP Corporate Development	Senior Vice President
952-996-1674	212-836-9608
efreeman@commsysinc.com	dsullivan@equityny.com

Roger H. D. Lacey	Kalle Ahl
Chief Executive Officer	Senior Associate
952-996-1674	212-836-9614
kahl@equityny.com